SUN LIFE INSURANCE AND ANNUITY COMPANY
OF NEW YORK

Flexible Premium Variable Universal Life Insurance Policy
Insured[John Doe]
Policy Number[V00#00001]
This Policy is a legal contract in which We, Sun Life Insurance and Annuity Company of New York, promise to provide the kind of insurance described below. Upon death of the Insured, We agree to pay the Beneficiary such amounts as then become due and payable. Until that time, We agree to provide You, as Owner, the other rights and benefits of this Policy. These rights and benefits are subject to the provisions on the pages which follow.
Signed at Wellesley Hills, Massachusetts, on the Issue Date. [] [Robert C. Salipante], President [] [Ellen B. King], Secretary

As described in Section 7, the amount of the Death Benefit or the duration of the Death Benefit may increase or decrease to reflect the investment experience of the Variable Account.
The Account Value in each Sub-Account of the Variable Account may increase or decrease in accordance with the investment experience of that Sub-Account of the Variable Account. There is no minimum guaranteed Account Value for amounts in the Sub-Accounts of the Variable Account.
Upon receipt of Due Proof , the Policy Proceeds are payable at the death of the Insured and while this Policy is in force. Please see Section 7.
This Policy does not participate in dividends and will not share in any surplus earnings of the Company.
Flexible Premiums are payable during the lifetime of the Insured and while the Policy is in force. See Section 6.

RIGHT TO RETURN POLICY PERIOD. Please read Your Policy carefully. If You are not satisfied with it, You may return it by delivering or mailing it to Us at One Sun Life Executive Park, Attn: Corporate Markets, Wellesley Hills, Massachusetts 02481, or to the sales representative through whom You purchased this Policy within 10 days from the date of receipt (the "Free Look Period"). This Policy will then be deemed void as though it had never been applied for. You will receive a refund equal to the sum of Premiums paid.

TABLE OF CONTENTS
1. POLICY SPECIFICATIONS*
2. TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1,000 OF NET AMOUNT AT RISK FOR SPECIFIED FACE AMOUNT AND APB*
3. DEFINITIONS*
4. GENERAL PROVISIONS*
Entire Contract*
Alteration*
Modification*
Assignments*
Nonparticipating*
Misstatement of Age or Sex*
Suicide*
Incontestability*
Report to Owner*
Illustrations*
Owner and Beneficiary*
Important Notice About this Policy After Age 100*
Claims of Creditors*
5. THE VARIABLE ACCOUNT*
Fixed Account*
Sub-Accounts*
Addition, Deletion or Substitution of Investments*
Transfers Between Investment Options*
6. PREMIUMS*
Planned Periodic Premiums*
Premium*
Premium Expense Loads*
Allocation of Net Premium*
Modified Endowment Contract*
7. DEATH BENEFIT*
Death Benefit Compliance Test*
Death Benefit and Death Benefit Option*
Changes in Specified Face Amount and APB*
Decreases in Specified Face Amount and APB*
Increases in Specified Face Amount and APB*
Changes in the Death Benefit Option*
8. ACCOUNT VALUE*
Account Value*
Net Investment Factor*
Loan Account*
Daily Risk Percentage, Monthly Expense Charge and Deferred Expense Load on Policy Year 1 Premium*
Monthly Cost of Insurance*
Monthly Cost of Insurance Rates*
Basis of Computation*
Directed Deductions*
Insufficient Value*
Grace Period*
Splitting Units*
Account Value after Attained Age 100*
9. POLICY BENEFITS*
Benefits at Death*
Payment of Claims*
Surrender*
Partial Surrender*
Allocation of Partial Surrender*
Policy Loan*
Deferral of Payment*
Termination*
Reinstatement*
RIDERS AND ENDORSEMENTS*
1. POLICY SPECIFICATIONS
Insured[John Doe]
Policy Number[V00#00001]
Office[ABC Insurance Agency]
Issue Age, Sex[35] [Male]
Class[Preferred] - [Guaranteed Issue]
Specified Face Amount[$100,000]
Additional Protection Benefit (APB) Face Amount [$00,000]
Total Face Amount[$100,000]
Minimum Specified Face Amount[$5,000]
Minimum Total Face Amount[$50,000]
Minimum Premium[$990]
Planned Periodic Premium[$1,400]
Billing Period[Annual]
Issue Date[January 1, 2004]
CurrencyUnited States Dollars
Owner[XYZ Corporation]
Beneficiary[As stated in the Application unless subsequently changed]
Death Benefit Option[Option A: Specified Face Amount]
Variable Account
Name[J]
Securities & Exchange Commission Registration[Unit Investment Trust]

THE PLANNED PERIODIC PREMIUM SHOWN ABOVE MAY BE INSUFFICIENT TO CONTINUE COVERAGE FOR THE LIFETIME OF THE INSURED. THE PERIOD FOR WHICH THIS POLICY WILL REMAIN IN FORCE DEPENDS ON THE AMOUNT AND TIMING OF PREMIUMS PAID, DEDUCTIONS FOR BENEFITS AND RIDERS, CHANGES IN THE SPECIFIED FACE AMOUNT OR IN ANY ADDITIONAL PROTECTION BENEFIT FACE AMOUNT, CHANGE IN THE DEATH BENEFIT OPTION, INTEREST RATE CREDITED ON THE FIXED ACCOUNT, SUB-ACCOUNT PERFORMANCE, POLICY LOANS, PARTIAL SURRENDERS AND FEES. ADDITIONAL AMOUNTS, EITHER EXCESS INTEREST OR REDUCED CHARGES, WHICH WE MAY EMPLOY ARE NOT GUARANTEED. WE RESERVE THE RIGHT TO CHANGE SAID AMOUNTS WHICH MAY REQUIRE MORE PREMIUM TO BE PAID THAN WAS ILLUSTRATED OR THE ACCOUNT VALUES MAY BE LESS THAN THOSE ILLUSTRATED.

1. POLICY SPECIFICATIONS (CONTINUED)
[John Doe][V00#00001]

Premium Expense Load
Policy Years 1 through 7
On Premium paid during the Policy Year up to and including Target Premium12.50%
On Premium paid during the Policy Year in excess of Target Premium5.50%
Policy Years 8 and after on all Premium3.25%
Deferred Expense Load on Policy Year 1 Premium
Policy Years 2 through 7
On Premium paid during Policy Year 1 up to and including Target Premium1%
On Premium paid during Policy Year 1 in excess of Target Premium0%
Target Premium$3,965
Monthly Expense Charge in All Months$5.00
Mortality and Expense Risk Percentage0.90%
Daily Risk Percentage0.0024548%
Minimum Enhancement Benefit0.2% of Premium in Policy Year 1
0.0% of Premium in Policy Years 2 and after
Policy Loan Interest Rate (payable in arrears)5% annually during Policy Years 1 through 10
4.25% annually in Policy Years 11 and after
Interest Credited on Loan Account4% annually
Fixed Account
Guaranteed Interest Crediting Rate2% (0.005426% daily)
Transfer Percentage25%
Transfer Period4 Policy Years
Transfer Minimum$5,000
Guaranteed Mortality Tables
Male1980 Commissioner's Standard Ordinary Mortality Table A

-------------------------------------------------------------------------------------------------------------------------------------------------
Supplemental Benefits and Changes
TypeEffective Date of CoverageFace Amount
-------------------------------------------------------------------------------------------------------------------------------------------------
1. POLICY SPECIFICATIONS (CONTINUED)
[John Doe][V00#00001]
Net Premium Allocation Percentages (as of Month Day, Year)
AIM Variable Insurance Funds
Sub-Account - AIM V.I. Basic Value Fund (Series I)
Sub-Account - AIM V.I. Mid Cap Core Equity Fund (Series I)
Alger American Fund
Sub-Account - Alger American MidCap Growth Portfolio (Class O)
AllianceBernstein Variable Products Series Fund, Inc.
Sub-Account - AllianceBernstein VPS International Value Portfolio (Class A)
Delaware Variable Insurance Products Trust
Sub-Account - Delaware VIP Growth Opportunities Series (Standard Class)
Sub-Account - Delaware VIP REIT Series (Standard Class)
Sub-Account - Delaware VIP Small Cap Value Series (Standard Class)
Sub-Account - Delaware VIP Trend Series (Standard Class)
Dreyfus Stock Index Fund, Inc.
Sub-Account - Dreyfus Stock Index Fund, Inc. (Initial Shares)
Dreyfus Variable Investment Fund
Sub-Account - Dreyfus VIF Appreciation Portfolio (Initial Shares)
Dreyfus Investment Portfolios
Sub-Account - Dreyfus Emerging Leaders Portfolio (Initial Shares)
Sub-Account - Dreyfus MidCap Stock Portfolio (Initial Shares)
Sub-Account - Dreyfus Technology Growth Portfolio (Initial Shares)
DWS Investments VIT Funds
Sub-Account - DWS Small Cap Index VIP (Class A)
DWS Variable Series II
Sub-Account - DWS Dreman Financial Services VIP (Class A)
Sub-Account - DWS Dreman High Return Equity VIP (Class A)
Sub-Account - DWS Dreman Small Cap Value VIP (Class A)
FAM Variable Series Funds, Inc.
Sub-Account - Mercury Value Opportunities V.I. Fund (Class 1)
Fidelity Variable Insurance Products Funds
Sub-Account - FidelityVIP Contrafund® Portfolio (Initial Class)
Sub-Account - Fidelity VIP Growth Portfolio (Initial Class)
Sub-Account - Fidelity VIP Growth & Income Portfolio (Initial Class)
Sub-Account - Fidelity VIP High Income Portfolio (Initial Class)
Sub-Account - Fidelity VIP Investment Grade Bond Portfolio (Initial Class)
Sub-Account - Fidelity VIP Money Market Portfolio (Service Class)
Sub-Account - Fidelity VIP Overseas Portfolio (Initial Class)
Franklin Templeton Variable Insurance Products Trust
Sub-Account - Franklin Small-Mid Cap Growth Fund (Class 1)
Sub-Account - Mutual Shares Securities Fund (Class 1)
Sub-Account - Templeton Foreign Securities Fund (Class 1)
Sub-Account - Templeton Growth Securities Fund Class 1)
Sub-Account - Franklin Real Estate Fund (Class 1)
Janus Aspen Series
Sub-Account - Janus Aspen Series Mid Cap Value Portfolio (Institutional Shares)
Lord Abbett Series Fund, Inc.
Sub-Account - Lord Abbett Series Fund - Growth and Income Portfolio (Class VC)
Sub-Account - Lord Abbett Series Fund - Mid-Cap Value Portfolio (Class VC)
MFS/Sun Life Series Trust
Sub-Account - MFS/Sun Life Global Growth Series (Initial Class)
Sub-Account - MFS/Sun Life Government Securities Series (Initial Class)
Sub-Account - MFS/Sun Life International Growth Series (Initial Class)
Sub-Account - MFS/Sun Life Massachusetts Investors Growth Stock Series (Initial Class)
Sub-Account - MFS/Sun Life Mid Cap Growth Series (Initial Class)
Sub-Account - MFS/Sun Life New Discovery Series (Initial Class)
Sub-Account - MFS/Sun Life Research International Series (Initial Class)
Sub-Account - MFS/Sun Life Total Return Series (Initial Class)
Sub-Account - MFS/Sun Life Utilities Series (Initial Class)
Sub-Account - MFS/Sun Life Value Series (Initial Class)
Oppenheimer Variable Account Funds
Sub-Account - Oppenheimer Capital Appreciation Fund/ VA (Non-Service)
Sub-Account - Oppenheimer Global Securities Fund/VA (Non-Service)
Sub-Account - Oppenheimer Main Street Small Cap Fund® /VA (Non-Service)
PIMCO Variable Insurance Trust
Sub-Account - PIMCO VIT High Yield Portfolio (Adm)
Sub-Account - PIMCO VIT Low Duration Portfolio (Adm)
Sub-Account - PIMCO VIT Real Return Portfolio (Adm)
Sub-Account - PIMCO VIT Total Return Portfolio (Adm)
Royce Capital Fund
Sub-Account - Royce Capital Fund - Small-Cap Portfolio
Sun Capital Advisers TrustSM
Sub-Account - Sun Capital Real Estate Fund® (Initial Class)
T.Rowe Price Equity Series, Inc.
Sub-Account - T. Rowe Price Blue Chip Growth Portfolio
Sub-Account - T. Rowe Price Equity Income Portfolio
The Universal Institutional Funds, Inc.
Sub-Account - Van Kampen UIF Mid Cap Growth Portfolio (Class I)
Van Kampen Life Investment Trust
Sub-Account - Van Kampen LIT Comstock Portfolio (Class I)
Sub-Account - Van Kampen LIT Strategic Growth Portfolio (Class I)
Sub-Account - Van Kampen LIT Growth and Income Portfolio (Class I)
Wanger Advisors Trust
Sub-Account - Wanger U.S. Smaller Companies
Fixed Account
1. POLICY SPECIFICATIONS (CONTINUED)
Table of Death Benefit Percentages
		Applicable Percentage
Age	Males	Females	Age	Males	Females
20	652.075903%	778.151619%	60	191.114633%	220.052229%
21	633.349847%	753.355710%	61	186.314604%	213.870352%
22	614.980318%	729.257794%	62	181.716404%	207.892160%
23	596.880405%	705.839936%	63	177.319861%	202.133920%
24	579.037186%	683.084932%	64	173.125605%	196.616702%
25	561.442372%	661.013110%	65	169.129843%	191.342626%
26	544.091902%	639.567673%	66	165.325349%	186.299855%
27	527.030221%	618.765282%	67	161.698196%	181.469516%
28	510.315466%	598.585650%	68	158.235179%	176.826489%
29	493.974353%	579.037153%	69	154.922717%	172.342815%
30	478.045863%	560.096664%	70	151.752596%	168.008822%
31	462.542456%	541.766338%	71	148.725025%	163.826709%
32	447.503399%	524.021568%	72	145.843512%	159.808480%
33	432.913214%	506.839289%	73	143.115169%	155.973072%
34	418.797333%	490.197881%	74	140.547964%	152.337523%
35	405.147332%	474.130357%	75	138.141711%	148.909180%
36	391.964646%	458.591987%	76	135.888518%	145.683184%
37	379.246566%	443.620611%	77	133.774563%	142.647010%
38	366.996881%	429.212365%	78	131.782145%	139.781891%
39	355.205087%	415.359271%	79	129.891441%	137.068672%
40	343.867177%	402.062080%	80	128.089931%	134.495051%
41	332.967790%	389.304801%	81	126.374030%	132.057984%
42	322.505054%	377.069641%	82	124.745292%	129.760103%
43	312.446328%	365.327872%	83	123.211875%	127.607672%
44	302.786890%	354.034209%	84	121.782951%	125.606945%
45	293.501734%	343.165729%	85	120.459001%	123.754142%
46	284.583384%	332.700548%	86	119.233244%	122.039128%
47	276.007451%	322.610502%	87	118.092479%	120.447528%
48	267.760364%	312.876821%	88	117.020623%	118.962426%
49	259.823815%	303.493913%	89	115.999109%	117.565137%
50	252.191767%	294.448321%	90	115.007413%	116.235810%
51	244.848953%	285.731601%	91	114.023111%	114.953081%
52	237.799987%	277.328936%	92	113.020611%	113.693106%
53	231.038850%	269.234772%	93	111.970831%	112.429309%
54	224.562972%	261.450048%	94	110.840005%	111.131782%
55	218.369381%	253.952530%	95	109.606420%	109.774949%
56	212.442484%	246.725338%	96	108.264878%	108.349379%
57	206.771079%	239.745561%	97	106.838384%	106.872273%
58	201.334733%	232.986303%	98	105.386317%	105.395066%
59	196.119909%	226.424182%	99	104.000000%	104.000000%

2. TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
PER $1,000 OF NET AMOUNT AT RISK FOR SPECIFIED FACE AMOUNT AND APB
		Monthly Rates
Age	Males	Females	Age	Males	Females
20	0.15836	0.08751	60	1.34180	0.78979
21	0.15919	0.08917	61	1.46381	0.84488
22	0.15752	0.09084	62	1.60173	0.91417
23	0.15502	0.09251	63	1.75809	1.00267
24	0.15169	0.09501	64	1.93206	1.10539
25	0.14752	0.09668	65	2.12283	1.21731
26	0.14419	0.09918	66	2.32623	1.33511
27	0.14252	0.10168	67	2.54312	1.45461
28	0.14169	0.10501	68	2.77350	1.57247
29	0.14252	0.10835	69	3.02328	1.69955
30	0.14419	0.11251	70	3.30338	1.84590
31	0.14836	0.11668	71	3.62140	2.02325
32	0.15252	0.12085	72	3.98666	2.24419
33	0.15919	0.12502	73	4.40599	2.51548
34	0.16669	0.13168	74	4.87280	2.83552
35	0.17586	0.13752	75	5.37793	3.19685
36	0.18670	0.14669	76	5.91225	3.59370
37	0.20004	0.15752	77	6.46824	4.01942
38	0.21505	0.17003	78	7.04089	4.47410
39	0.23255	0.18503	79	7.64551	4.97042
40	0.25173	0.20171	80	8.30507	5.52957
41	0.27424	0.22005	81	9.03761	6.17118
42	0.29675	0.23922	82	9.86724	6.91414
43	0.32260	0.25757	83	10.80381	7.77075
44	0.34929	0.27674	84	11.82571	8.72632
45	0.37931	0.29675	85	12.91039	9.76952
46	0.41017	0.31677	86	14.03509	10.89151
47	0.44353	0.33761	87	15.18978	12.08770
48	0.47856	0.36096	88	16.36948	13.35774
49	0.51777	0.38598	89	17.57781	14.70820
50	0.55948	0.41350	90	18.82881	16.15259
51	0.60870	0.44270	91	20.14619	17.71416
52	0.66377	0.47523	92	21.57655	19.43814
53	0.72636	0.51276	93	23.20196	21.40786
54	0.79730	0.55114	94	25.28174	23.83051
55	0.87326	0.59118	95	28.27411	27.16158
56	0.95591	0.63123	96	33.10677	32.32378
57	1.04192	0.66961	97	41.68475	41.21204
58	1.13378	0.70633	98	58.01259	57.81394
59	1.23235	0.74556	99	83.33333	83.33333

3. DEFINITIONS
Account Value: The sum of the amounts in each Sub-Account of the Variable Account, the Fixed Account and the Loan Account.
Additional Protection Benefit Face Amount:The amount of additional life insurance coverage. See Section 1.
Anniversary: The same day in each succeeding year as the day of the year corresponding to the Issue Date.
APB Death Benefit: The death benefit associated with APB.
Application: Your application for this Policy, a copy of which is attached hereto and incorporated herein.
Attained Age: The Insured's Issue Age plus the number of completed Policy Years.
Base Death Benefit: The death benefit under the Policy, exclusive of any APN or any other supplemental benefits.
Beneficiary: The person or entity entitled to receive the Policy Proceeds as they become due after the death of the Insured.
Business Day: Any day that We are open for business.
Cash Surrender Value: The Gross Cash Surrender Value decreased by the balance of any outstanding Policy Debt.
Class: The risk, underwriting and substandard table rating, if any, classification of the Insured. See Section 1.
Company:Sun Life Insurance and Annuity Company of New York
Daily Risk Percentage: The daily rate for deduction of the mortality and expense risk charge as specified in Section 1.
Death Benefit: The sum of the Base Death Benefit and the APB Death Benefit.
Deferred Expense Load on Policy Year 1 Premium: Expense charge assessed in the second and subsequent Policy Years, up to and including Policy Year 7, based on Premium paid during Policy Year 1. See Section 1.
Due Proof: Such evidence as We may reasonably require in order to establish that Policy Proceeds are due and payable.
Effective Date of Coverage: Initially, the Investment Start Date; with respect to any increase in the Total Face Amount, the Monthly Anniversary Day that falls on or next follows the date We approve the supplemental application for such increase; with respect to any decrease in the Total Face Amount, the Monthly Anniversary Day that falls on or next follows the date We receive Your request.
Enhancement Benefit: Additional value, no less than the minimum specified in Section 1, to be payable on all Surrenders (excepting Surrenders made as part of an exchange under Internal Revenue Code §1035).
Fixed Account: The portion of the Account Value funded by assets invested in the General Account.
Fund: A mutual fund in which a Sub-Account invests.

General Account: The assets held by Us other than those allocated to the Sub-Accounts of the Variable Account or any other separate account of the Company.
Gross Cash Surrender Value: The Account Value increased by the Enhancement Benefit, if any.
Insured: The person on whose life this Policy is issued.
Investment Option: Any of the Sub-Accounts of the Variable Account or the Fixed Account.
Investment Start Date: The date the first Premium is applied, which will be the later of the Issue Date, the Business Day We approve the application for this Policy, or the Business Day We receive a Premium equal to or in excess of the Minimum Premium.
Issue Age: The Insured's age as of the Insured's birthday nearest the Issue Date.
Issue Date: The date specified as such in Section 1, from which Anniversaries, Policy Years and Policy Months are measured.
Loan Account: An account established for this Policy, the value of which is the principal amount of any outstanding loan against this Policy, plus credited interest thereon.
Minimum Premium: The Premium amount specified as such in Section 1.
Monthly Anniversary Day: The same day in each succeeding month as the day of the month corresponding to the Issue Date.
Monthly Cost of Insurance: A deduction made on a monthly basis for the insurance coverage provided by this Policy. See Section 8.
Monthly Expense Charge: A per Policy deduction, made on a monthly basis, for administration and other expenses. See Section 1.
Mortality and Expense Risk Percentage: The annual percentage rate deducted from the Account Value in the Sub-Accounts for the mortality and expense risk charge. This annual rate is converted to a daily rate, the Daily Risk Percentage, and deducted from the Variable Account on a daily basis. See Section 1.
Net Premium: The Premium less the Premium Expense Load.
Our Principal Office: Sun Life Insurance and Annuity Company of New York (Attn: Corporate Markets), One Sun Life Executive Park, Wellesley Hills, Massachusetts, 02481, or such other address as We may hereafter specify to You by written notice.
Owner: The person, persons or entity entitled to all rights and benefits under this Policy, unless otherwise stated.
Partial Surrender: A surrender of a portion of the Account Value in exchange for a payment to the Owner in accordance with the terms of Section 9.
Planned Periodic Premium:The Premium amount specified as such in Section 1.
Policy: This life insurance contract, including the attached copy of the Application and any attached copies of supplemental applications for increases in the Total Face Amount.
Policy Debt: The principal amount of any outstanding loan against this Policy, plus accrued but unpaid interest on such loan.

Policy Month:A one-month period commencing on the Issue Date or any Monthly Anniversary Day and ending on the next Monthly Anniversary Day.
Policy Proceeds: The amount determined in accordance with the terms of this Policy which is payable at the death of the Insured. This amount is the Death Benefit as described in Section 7, decreased by the amount of any outstanding Policy Debt, and increased by the amounts payable under any supplemental benefits.
Policy Year: A one-year period commencing on the Issue Date or any Anniversary and ending on the next Anniversary.
Premium: An amount paid to Us by the Owner or on the Owner's behalf as consideration for the benefits provided by this Policy.
Premium Expense Load: The percentage charge applied to Premium. See Section 1.
Specified Face Amount: The amount of life insurance coverage under the Policy. See Section 1.
Sub-Accounts: Accounts into which the assets of the Variable Account are divided.
Target Premium: The amount of Premium specified as such in Section 1. The Premium Expense Load and Deferred Expense Load on Policy Year 1 Premium deduction varies depending on whether Premiums paid in a given Policy Year are below, equal to or above Target Premium.
Total Face Amount: The Specified Face Amount plus Additional Protection Benefit Face Amount. See Section 1.
Unit: A unit of measurement that We use to calculate the value of Your investment in each Sub-Account.
Unit Value: The value of each Unit of a Sub-Account, as determined by Us.
Valuation Date: A day that the New York Stock Exchange (or its successor; or, if the securities in which the assets of the Sub-Account are invested are not traded on the New York Stock Exchange, any principal exchange on which such securities are traded), We and, with respect to a Sub-Account, the relevant Fund are open for business. At a minimum, a Valuation Date will occur once each Policy Month. We will determine Unit Values for each Valuation Date as of the close of the New York Stock Exchange on that Valuation Date.
Valuation Period: The period of time from one Valuation Date to the next subsequent Valuation Date.
Variable Account: A separate account of the Company consisting of assets set aside by the Company, the investment performance of which is kept separate from that of the general assets of the Company as specified in Section 1.
We, Our and Us Sun Life Insurance and Annuity Company of New York
You and Your: In this Policy, You and Your refer to the Owner of this Policy. In the Application, You and Your refer to the proposed Insured.
4. GENERAL PROVISIONS
Entire Contract. Your entire contract with Us consists of this Policy, including the attached copy of the Application, any attached copies of supplemental applications for increases in the Total Face Amount, any riders and any endorsements. All statements made in the Application or in a supplemental application are representations and not warranties. We relied and will rely on these statements when approving the issuance of this Policy, increase in Total Face Amount, increase in Death Benefit over Premium paid, reinstatement, or change in Death Benefit Option of this Policy. No statement can be used by Us in defense of a claim unless the statement was made in the Application or in a supplemental application and was a material misrepresentation. Any illustrations prepared in connection with this Policy do not form a part of Our contract with You and are intended solely to provide information about possible future performance, based solely upon data available at the time such illustrations are prepared.
Alteration. Sales representatives do not have the authority to alter or modify this Policy or to waive any of its provisions. The only persons with this authority are Our president, actuary, secretary or one of Our vice presidents.
Modification. Upon written notice to You, We may modify this Policy if such modification (1) is necessary to make this Policy, the Variable Account or the Fixed Account comply with any law or regulation issued by a governmental agency to which the Company, the Variable Account or the Fixed Account is subject; or (2) is necessary to assure continued qualification of this Policy under the Internal Revenue Code or other federal or state laws as a life insurance policy; or (3) is necessary to reflect a change in the operation of the Variable Account or the Sub-Accounts; or (4) adds, deletes or otherwise changes Investment Options. We also reserve the right to modify certain provisions of this Policy as stated in those provisions. In the event of any such modification, We may make appropriate amendment to this Policy to reflect such modification.
Assignments. During the lifetime of the Insured, You may assign all or some of Your rights under this Policy. All assignments must be filed at Our Principal Office and must be in a form satisfactory to Us. The assignment will then be effective as of the date You signed the form, subject to any action taken before it was recorded by Us at Our Principal Office. We are not responsible for the validity or legal effect of any Assignment. Neither this Policy nor any of Your rights or those of a Beneficiary under it may be assigned or transferred without Our permission.
Nonparticipating. This Policy does not pay dividends and will not share in any surplus earnings of the Company.
Misstatement of Age or Sex. If the age or sex of the Insured is stated incorrectly in the Application, the amounts payable by Us will be adjusted as follows:
  Misstatement discovered at death: The Death Benefit will be recalculated to that which would be purchased by the most recently charged Monthly Cost of Insurance Rate for the correct age or sex.
  Misstatement discovered prior to death: The Account Value will be recalculated from the Issue Date using the Monthly Cost of Insurance Rates based on the correct age or sex.
Suicide. If the Insured commits suicide within two years after the Issue Date, We will not pay any part of the Policy Proceeds. We will refund to You the Premiums paid, less the amount of any Policy Debt and less any Partial Surrenders.
Incontestability. After this Policy has been in force during the lifetime of the Insured for a period of two years from its Issue Date, We cannot contest it except for non-payment of Premiums in accordance with the Insufficient Value provision of Section 8. However, any increase in the Total Face Amount which is effective after the Issue Date will be incontestable only after such increase has been in force during the lifetime of the Insured for two years from the Effective Date of Coverage of such increase. Any increase in Death Benefit over Premium paid or increase in Death Benefit due to a Death Benefit Option change will be incontestable only after such increase has been in force during the lifetime of the Insured for two years from the date of the increase. Further, any reinstatement will be incontestable after the reinstated policy has been in force during the lifetime of the Insured for two years from the effective date of reinstatement. Contestability will be based only on material misrepresentations made in the application(s).
Report to Owner. We will send You a report at least once each Policy Year. The report will show current Policy values, Premiums paid, and deductions made since the last report. It will also show the balance of any Policy Debt. There is no charge for this report.
Illustrations. Upon request, We will provide You with an illustration of future Account Value and Death Benefits. This illustration will be furnished to You for a nominal fee not to exceed $25.
Owner and Beneficiary. The Owner is as stated in Section 1. The Owner has the sole and absolute power to exercise all rights and privileges under this Policy without the consent of any other person unless You provide otherwise by written notice.The Beneficiary has no rights under this Policy until the death of the Insured. A Beneficiary is any person or entity, named in Our records as the proper recipient of the Policy Proceeds. While the Insured is alive, you may change the Owner and Beneficiary by written notice. No change or revocation will take effect unless we acknowledge receipt on the notice. If such acknowledgment occurs, then (1) a change of Beneficiary will take effect on the date the notice is signed, and (2) a change or a revocation of Owner will take effect as of the date specified in the notice, or if no such date is specified, on the date the notice is signed. If there is no Beneficiary living when the Insured dies, We will pay the Policy Proceeds to You. If You are also the Insured, the Policy Proceeds will be paid to Your estate. The Beneficiary designation in effect on the Policy Date is stated in theApplication for this Policy.
Important Notice About this Policy After Age 100.This Policy may not qualify as life insurance after the Insured attains age 100 and may therefore be subject to adverse tax consequences. Please consult a tax advisor before deciding to continue this Policy after the Insured's age 100.
Policy loans and repayment of Policy loans (see Section 9), partial withdrawals (see Section 9) and transfers (see Section 5) are permitted after the Insured attains age 100. The fact that the Insured has attained age 100 will not in itself adversely affect Your rights under this Policy as regards Policy loans and their repayment, partial withdrawals and transfers.
Claims of Creditors.The Policy Proceeds will be exempt from the claims of creditors to the extent permitted by the laws of the jurisdiction in which this Policy was delivered.
5. THE VARIABLE ACCOUNT
The assets of the Variable Account shall be kept separate from Our other assets. We have the right to transfer to the General Account any assets of the Variable Account which are in excess of the reserves and other Policy liabilities of the Variable Account. Although the assets maintained in the Variable Account will not be charged with any liabilities arising out of any other business conducted by Us, all obligations arising under this Policy, including the promise to make all benefit payments, are Our general corporate obligations.
At Our election, and subject to any necessary vote by those having voting rights, the Variable Account may be operated as a unit investment trust or a management company under the Investment Company Act of 1940. It may be registered under the Investment Company Act of 1940 or de-registered in the event registration is no longer required. In the event of any change in the operation of the Variable Account pursuant to this provision, We may make appropriate amendment to this Policy to reflect the change and take such other action as may be necessary and appropriate to effect the change.
Fixed Account. The Fixed Account represents the portion of the Account Value funded by assets invested in the General Account. The guaranteed interest crediting rate is specified in Section 1 of this Policy. Interest in excess of the guaranteed rate may be applied to the amount in the Fixed Account at such increased rates and in such manner as We may determine, based on Our expectations of future experience with respect to interest, mortality costs, persistency, expenses, taxes, as well as size, timing and frequency of deposits. Interest credited will be computed on a compound interest basis.
Sub-Accounts. The assets of the Variable Account are divided into Sub-Accounts. Each Sub-Account invests exclusively in a Fund. Income, gains and losses, whether or not realized, from the assets of each Sub-Account are credited or charged against that Sub-Account without regard to income, gains or losses in other Sub-Accounts of the Variable Account. All amounts allocated to the Variable Account will be used to purchase shares of one or more of the Funds, as You designate. Deductions and surrenders from the Variable Account will, in effect, be made by redeeming the number of Fund shares at net asset value equal in total value to the amount to be deducted. The Variable Account will be fully invested in Fund shares at all times. The assets of the Variable Account are valued at least as often as any Policy benefits vary, but at least monthly.
The Sub-Accounts available under this Policy are further described in supplementary materials.
Addition, Deletion or Substitution of Investments. Shares of any or all of the Funds may not always be available for purchase by the Sub-Accounts of the Variable Account, or We may decide that further investment in any such shares is no longer appropriate. In either event, shares of other registered open-end investment companies or unit investment trusts may be substituted both for Fund shares already purchased by the Variable Account and/or as the security to be purchased in the future, provided that these substitutions have been approved by the Securities and Exchange Commission. In addition, the investment policies of the separate account will not be changed without the approval of the Superintendent of Insurance of the State of New York. We also reserve the right to eliminate or combine existing Sub-Accounts or to transfer assets between Sub-Accounts upon a Sub-Account elimination or combination. In the event of a substitution or other act pursuant to this provision, We may make appropriate amendment to this Policy to reflect the substitution.
Transfers Between Investment Options. Subject to Our rules as they may exist from time to time and to any limits that may be imposed by the Funds, You may transfer to another Sub-Account, or to the Fixed Account, all or a portion of the Account Value allocated to a Sub-Account. We will make transfers pursuant to an authorized request received at Our Principal Office.
All transfers are subject to Our consent. We reserve the right to impose limitations on transfers, including, but not limited to: (1) the minimum amount that may be transferred; (2) the frequency of transfers; and (3) the minimum amount that may remain in a Sub-Account following a transfer from that Sub-Account.
In any Policy Year, transfers from the Fixed Account to another Sub-Account in the Variable Account are limited to the greater of (a) or (b) where:
(a) is the Transfer Percentage, as specified in Section 1,multiplied by the greatest amount in the Fixed Account during the Transfer Period; and
(b) is the Transfer Minimum as specified in Section 1.
Once during each Policy Year You may transfer to the Fixed Account 100% of the portion of the Account Value attributable to the Variable Sub-Accounts at the time Your request is received. You may apply the Cash Surrender Value to purchase a guaranteed fixed paid-up benefit based on the mortality table stated in the Basis of Computation provision in Section 8 and the minimum Fixed Account interest rate stated in Section 1.

6. PREMIUMS
All Premium payments are payable to Us and should be sent to Our Principal Office.
Planned Periodic Premiums. While You are not required to make subsequent Premium payments according to a fixed schedule, You may select a planned periodic Premium schedule and corresponding billing period, subject to Our Premium limits. Except as otherwise provided herein, the billing period must be annual or semi-annual. We will send You reminder notices for the planned periodic Premium at each billing period as specified in Section 1 unless reminder notices have been suspended as described below.
You are not required to pay the planned periodic Premium. You may increase or decrease the planned periodic Premium subject to Our limits. You may skip a planned payment or make unscheduled payments. Unscheduled payments are subject to Our approval. You may change Your planned payment schedule or the billing period, subject to Our approval. Depending on the investment performance of the Investment Options You select, the planned periodic Premium may not be sufficient to keep this Policy in force. You may need to make additional payments in order to prevent termination of Your Policy. We will suspend reminder notices at your request, and We reserve the right to suspend reminder notices if Premiums are not being paid (except for notices in connection with the grace period). We will notify You prior to suspending reminder notices.
Premium. We reserve the right to limit the number of Premium payments We accept in any Policy Year. No Premium payment may be less than $100 without Our consent, although We will accept a smaller Premium payment if it is necessary to keep this Policy in force. We reserve the right not to accept a Premium payment that causes the Death Benefit to increase by an amount that exceeds the Premium received. Evidence of insurability satisfactory to Us may be required before We accept such a Premium. We will not accept Premium payments that would, in Our opinion, cause the Policy to fail to qualify as life insurance under applicable tax law. If a Premium payment is made in excess of these limits, We will accept only that portion of the Premium within those limits and will refund the remainder to You.We will also not accept any Premium payments made after the Anniversary on which the Insured is Attained Age 100, except as needed to keep this Policy from lapsing.
Premium Expense Loads. The Premium Expense Load and Deferred Expense Load on Policy Year 1 Premium will not be greater than as specified in Section 1. The Loads will be determined by Us from time to time based on Our expectations of future experience with respect to persistency, interest rates, expenses, profit and taxes.
Allocation of Net Premium. Except as otherwise provided herein, Net Premium will be allocated to the Investment Options in accordance with the allocation percentages specified by You, subject to special provisions applicable during the Free Look Period. For any Premium received during the Free Look Period, We will allocate the Net Premium to the Sub-Account that invests exclusively in shares of the money market Portfolio. Account Value in the money market Sub-Account will be transferred to the Investment Options in accordance with the allocation percentages specified by You when this period expires. While there are no limitations concerning the number of Investment Options to which Net Premium may be allocated, We reserve the right to impose minimum allocation amounts, as determined by the Fund, for any or all Investment Options.
You may change the allocation percentages at any time pursuant to a request submitted to Our Principal Office in a form acceptable to Us.
An allocation change will be effective as of the date We receive the request for that change provided that it is received on a Valuation Day before the close of the New York Stock Exchange. If a request is received on a day that is not a Valuation Day or after the close of the New York Stock Exchange on a Valuation Day it will become effective on the next Valuation Day.
Modified Endowment Contract. At the time a Premium is received that would, in Our opinion, cause this Policy to become a modified endowment contract based on Our reasonable interpretation of Section 7702A of the Internal Revenue Code, We will so notify You or Your sales representative within one Business Day, and will not credit the Premium unless We have received specific instructions to do so. Any such Premium received will be held, for a period of time no greater than 90 days, in a non-interest bearing account. This Premium will be refunded at the end of the 90-day period if we have not, at that time, received specific instruction from You or Your sales representative concerning the Premium.
7. DEATH BENEFIT
Death Benefit Compliance Test. The Death Benefit compliance test is the cash value accumulation test.
Death Benefit and Death Benefit Option. Prior to the Insured's Attained Age 100, the Death Benefit depends upon the Death Benefit Option in effect at the time of the Insured's death. The Death Benefit Option in effect on the Issue Date is specified in Section 1. The three options are:
Option A - Specified Face Amount. The Base Death Benefit is the greater of the Specified Face Amount, or the Gross Cash Surrender Value multiplied by the applicable Death Benefit Percentage specified in Section 1.
Option B - Specified Face Amount plus Gross Cash Surrender Value. The Base Death Benefit is the greater of the Specified Face Amount plus Gross Cash Surrender Value, or the Gross Cash Surrender Value multiplied by the applicable Death Benefit Percentage specified in Section 1.
Option C - Specified Face Amount plus cumulative Premiums paid. The Base Death Benefit is the greater of the Specified Face Amount plus the sum of all Premium payments less any Partial Surrenders, or the Gross Cash Surrender Value multiplied by the applicable Death Benefit Percentage specified in Section 1.
The APB Death Benefit is the greater of zero or the result of the APB Face Amount minus the excess, if any, of the Base Death Benefit over:
    the Specified Face Amount if Option A
    the Specified Face Amount plus Gross Cash Surrender Value if Option B or the Specified Face Amount plus cumulative Premiums paid less any Partial Surrenders if Option C
Death Benefit equals the sum of the Base Death Benefit and the APB Death Benefit.
On any Monthly Anniversary Day where the Death Benefit is defined as the Cash Surrender Value multiplied by the applicable Death Benefit Percentage, and the Death Benefit less the Gross Cash Surrender Value exceeds the greater of (1) the Total Face Amount and (2) the Death Benefit less the Gross Cash Surrender Value on the prior Monthly Anniversary Day, We reserve the right to distribute Account Value to You as a Partial Surrender to the extent necessary so that the Death Benefit less the Gross Cash Surrender Value does not exceed the greater of (1) and (2) above.
After the Insured's Attained Age 100, the Death Benefit will be equal to the Gross Cash Surrender Value.
The Policy Proceeds will be paid as they become due upon the death of the Insured. If the Insured dies while this Policy is in force, We will make a lump sum payment when We receive Due Proof of that death.
The APB is shown in Section 1. The APB will terminate at the earliest of the following dates:
a. receipt of Your written request for termination,
b. lapse of this Policy because of Insufficient Value,
c. the Insured's Attained Age 100 or
d. termination of this Policy.
Changes in Specified Face Amount and APB. You may change the Specified Face Amount or APB Face Amount. You must send Your request for a change to Our Principal Office, in writing. If We approve the changes, each such change will be effective on the Effective Date of Coverage for the change.
Decreases in Specified Face Amount and APB. The Specified Face Amount may not decrease to less than the Minimum Specified Face Amount specified in Section 1. A decrease in Specified Face Amount or APB Face Amount may not decrease this Policy's Total Face Amount to an amount less than the Minimum Total Face Amount specified in Section 1. A decrease in Specified Face Amount or APB Face Amount will be applied in the following order:
• first, to the most recent increase, either Specified Face Amount or APB Face Amount, if any, whichever is most recent. If issued at the same time, APB first;
• second, to the next most recent increases, either Specified Face Amount or APB Face Amount, if any, in reverse chronological order. If issued at the same time, APB first;
• third, to the initial APB Face Amount, if any; and
• finally, to the initial Specified Face Amount
Increases in Specified Face Amount and APB. An increase in the Specified Face Amount or APB Face Amount is subject to Our underwriting rules in effect at the time of the increase. You may be required to submit evidence of the Insured's insurability satisfactory to Us.
Changes in the Death Benefit Option. Changes in the Death Benefit Option are subject to Our underwriting rules in effect at the time of the change. Requests for a change in the Death Benefit Option must be made in writing to Our Service Office. You will be required to submit evidence of insurability if, at the time of a death benefit option change, the subsequent net amount at risks are increased. Otherwise, a change in death benefit option is not subject to evidence of insurability. The effective date of the change will be the Anniversary on or next following the date We approve Your request.

8. ACCOUNT VALUE
Account Value. The Account Value varies depending upon the Net Premium, Deferred Expense Load on Policy Year 1 Premium, Mortality and Expense Risk Percentage deductions, Monthly Expense Charges, Monthly Cost of Insurance charges, Policy loans, loan repayments, Partial Surrenders, fees and the Net Investment Factor for the Sub-Accounts to which Your Account Value is allocated.
We measure the amounts in the Sub-Accounts in terms of Units and Unit Values. On any given date, the amount You have in a Sub-Account is equal to the Unit Value multiplied by the number of Units credited to You in that Sub-Account. Amounts allocated to a Sub-Account will be used to purchase Units of that Sub-Account. Units are redeemed when You make Partial Surrenders, undertake Policy loans or transfer amounts from a Sub-Account, and for payment of the mortality and expense risk charge, the Monthly Expense Charge, the Monthly Cost of Insurance charge and the Deferred Expense Load on Policy Year 1 Premium. The number of Units of each Sub-Account purchased or redeemed is determined by dividing the dollar amount of the transaction by the Unit Value for the Sub-Account. The Unit Value for each Sub-Account is established by Us for the first Valuation Date. The Unit Value for any subsequent Valuation Date is equal to the Unit Value for the preceding Valuation Date multiplied by the Net Investment Factor (determined as provided below). The Unit Value of a Sub-Account for any Valuation Date is determined as of the close of the Valuation Period ending on that Valuation Date.
Transactions are processed on the date We receive a Premium at Our Principal Office or any acceptable request is received at Our Principal Office. If Your Premium or request is received on a date that is not a Valuation Date, or after the close of the New York Stock Exchange on a Valuation Date, the transaction will be processed on the next subsequent Valuation Date.
The Account Value for Investment Options on the Investment Start Date equals:
•that portion of Net Premium received and allocated to Investment Options, less
•the Monthly Expense Charges due on the Issue Date and subsequent Monthly Anniversary Days through the Investment Start Date, less
•the Monthly Cost of Insurance deductions due from the Issue Date through the Investment Start Date.
The Account Value for Investment Options on subsequent Valuation Dates is equal to:
•the Account Value attributable to each Sub-Account on the preceding Valuation Date multiplied by that Sub-Account's Net Investment Factor, less the Daily Risk Percentage multiplied by the number of days in the Valuation Period multiplied by the Account Value in the Sub-Account, plus
•the value of the Fixed Account on the preceding Valuation Date, accrued at interest, plus
•that portion of Net Premium received and allocated to each Investment Option during the current Valuation Period, plus
•that portion of any loan repayment allocated to any Investment Option during the current Valuation Period, plus if that day is an Anniversary, any amount transferred to an Investment Option by which the Account Value in the Loan Account exceeds the outstanding Policy loan, less that portion of any Partial Surrender deducted from each Investment Option during the current Valuation Period, less
•that portion of any Policy loan transferred from each Investment Option to the Loan Account during the current Valuation Period, less if an Anniversary occurs during the current Valuation Period, that portion of the Deferred Expense Load on Policy Year 1 Premium charged to each Investment Option, less
•if a Monthly Anniversary Day occurs during the current Valuation Period, that portion of the Monthly Expense Charge due for the Policy Month just beginning charged to each Investment Option, less
•if a Monthly Anniversary Day occurs during the current Valuation Period, that portion of the Monthly Cost of Insurance for the Policy Month just ending charged to each Investment Option, less
•if You surrender during the current Valuation Period, that portion of the pro-rata Monthly Cost of Insurance for the Policy Month charged to each Investment Option.
Net Investment Factor. The Net Investment Factor for each Sub-Account for any Valuation Period is determined by dividing (1) by (2) where:
(1) is the net result of:
(I) the net asset value of a Fund share held in the Sub-Account determined as of the end of the Valuation Period, plus
(II) the amount of any dividend or other distribution declared on amounts held in the Sub-Account if the "ex-dividend" date occurs during the Valuation Period, which for some assets will not be credited with investment experience until the dividend is paid, plus or minus
(III) a credit or charge with respect to any taxes reserved for by Us, or paid by Us if not previously reserved for, during the Valuation Period which are determined by Us to be attributable to the operation of the Sub-Account; and
(2) is the net asset value of a Fund share held in the Sub-Account determined as of the end of the preceding Valuation Period.
Loan Account. The Loan Account is an account established for this Policy, the value of which is the principal amount of any outstanding Policy loan against this Policy, plus credited interest thereon.
The Account Value in the Loan Account is zero on the Investment Start Date.
The Account Value in the Loan Account on subsequent Valuation Dates equals:
•the Account Value in the Loan Account on the preceding day credited with interest at the Interest Credited on Loan Account rate specified in Section 1, plus
•any amount transferred from any Investment Option to the Loan Account for Policy loans requested on that day, less
•any loan repayments made on that day, less
•if that day is an Anniversary, any amount transferred to an Investment Option by which the Account Value in the Loan Account exceeds the outstanding Policy loan.
Daily Risk Percentage, Monthly Expense Charge and Deferred Expense Load on Policy Year 1 Premium. These deductions will be determined by Us from time to time based on, among other factors, Our expectations of future experience with respect to interest, mortality experience, persistency, expenses, profit and taxes. However, these deductions will not be greater than that specified in Section 1.
Monthly Cost of Insurance. We deduct a Monthly Cost of Insurance charge from Your Account Value to cover anticipated costs of providing insurance coverage. This charge is made, in arrears, at the end of each Policy Month. If You Surrender this Policy on any day other than a Monthly Anniversary Day, a pro-rata charge will be made.
The Monthly Cost of Insurance equals the sum of (1), (2) (3), and (4) where
(1) is the Specified Face Amount Monthly Cost of Insurance Rate (described below) multiplied by the net amount at risk divided by 1,000. The net amount at risk equals the Base Death Benefit at the end of the Policy Month before the deduction of the Monthly Cost of Insurance less the Gross Cash Surrender Value at the end of the Policy Month before the deduction of the Monthly Cost of Insurance;
(2) is the APB Face Amount Monthly Cost of Insurance Rate (described below) multiplied by the net amount at risk divided by 1,000. The net amount at risk equals the APB Death Benefit at the end of the Policy Month before the deduction of the Monthly Cost of Insurance
(3) is the monthly rider cost for any riders which are a part of this Policy (with the monthly rider cost as described in the rider itself); and
(4) is any Flat Extra specified in Section 1 of this Policy, times the Total Face Amount divided by 1000.
The Account Value deduction occurs first to the initial Total Face Amount and second to successive increases.
The cost of insurance deductions described above are determined separately for the initial Specified Face Amount and the APB Face Amount and each increase in Specified Face Amount or APB Face Amount.
Monthly Cost of Insurance Rates. The Monthly Cost of Insurance Rates are based on the length of time this Policy has been in force, the Insured's Sex, Issue Age and Class. The Monthly Cost of Insurance Rates will be determined by Us from time to time based on, among other factors, Our expectations of future experience with respect to interest, mortality experience, persistency, expenses, profit and taxes. However, the Monthly Cost of Insurance Rates for the Specified Face Amount and APB Face Amount will not be greater than those shown in Section 2.
Basis of Computation. Guaranteed Maximum Monthly Cost of Insurance Rates are based on the Guaranteed Mortality Table specified in Section 1. We have filed a detailed statement of Our methods for computing Account Value with the insurance department in the jurisdiction where this Policy is delivered.
Directed Deductions. You may allocate the mortality and expense risk charge, the Monthly Expense Charge, Deferred Expense Load on Policy Year 1 Premium or the Monthly Cost of Insurance deductions among Investment Options. The deductions will be allocated among the selected Investment Options in the same proportion that the Account Value attributable to each of those Investment Options bears to the aggregate value of the Account Value in all Investment Options selected. If You do not specify the allocation, or to the extent the aggregate value of the Account Value in all Investment Options selected is less than the deduction, deductions will be allocated among Investment Options in the same proportion that the Account Value attributable to each Investment Option bears to the total Account Value less the Loan Account immediately prior to the deduction.

Insufficient Value. If, on a Valuation Date, the Account Value less the outstanding Policy Debt is less than or equal to zero, then this Policy will terminate for no value, subject to the Grace Period provision.
Grace Period. If, on a Valuation Date, this Policy will terminate by reason of insufficient value, We will allow a grace period. This grace period will allow 61 days from that Valuation Date for the payment of a Premium sufficient to keep this Policy in force for three months. Notice of Premium due will be mailed to Your last known address or the last known address of any assignee of record within 30 days after that Valuation Date. We will assume that Your last known address is the address shown on the Application (or notice of assignment), unless We receive notice of a change in address in a form satisfactory to Us. If the Premium due is not paid within 61 days after the beginning of the Grace Period, then this Policy will terminate without value at the end of the 61 day period. This Policy will continue to remain in force during the Grace Period. If the Policy Proceeds become payable by Us during the Grace Period, they will be reduced by any overdue deductions.
Splitting Units. We reserve the right to split or combine the value of Units. In effecting any such change, strict equity will be preserved and no change will have a material effect on the benefits or other provisions of this Policy.
Account Value after Attained Age 100. If this Policy is in force beyond the Insured's Attained Age 100, the Account Value of this Policy will be determined in the same manner as it was prior to the Insured's Attained Age 100, except that we will not deduct for Monthly Cost of Insurance charges. We will not accept any more Premium payments after the Insured's Attained Age 100.
9. POLICY BENEFITS
Benefits at Death. The Policy Proceeds will be paid in one lump sum payment as they become due upon the death of the Insured while this Policy is in force. Payment will include interest on the Policy Proceeds at the rate required by applicable law from the date of death until the date of payment.
Payment of Claims. When this Policy becomes a claim by death of the Insured, settlement will be made upon Our receipt of Due Proof of death.
Surrender. You may Surrender this Policy for the Cash Surrender Value at any time.
Partial Surrender. You may make a Partial Surrender of this Policy once each Policy Year after the first Policy Year by request to Our Principal Office, in a form satisfactory to Us. The maximum amount of any Partial Surrender is the Account Value decreased by the balance of any outstanding Policy Debt. Unless You provide evidence satisfactory to Us that the Insured is still insurable, the Total Face Amount will be reduced to the extent necessary so that (1) does not exceed (2) where
(1) is the Death Benefit increased by the amounts payable under supplemental benefits less the Account Value immediately after the Partial Surrender; and
(2) is the Death Benefit increased by the amounts payable under supplemental benefits less the Account Value immediately before the Partial Surrender.
If You provide such evidence, You will have the option of keeping the Death Benefit equal to what it was immediately prior to the Partial Surrender. The Specified Face Amount remaining in force after the Partial Surrender must be no lower than the Minimum Specified Face Amount shown in Section 1. A Partial Surrender may not decrease this Policy's Total Face Amount shown in Section 1 to an amount less than the Minimum Total Face Amount shown in Section 1.
Allocation of Partial Surrender. You may allocate the Partial Surrender among the Investment Options. However, We reserve the right to restrict Partial Surrenders from the Fixed Account. If You do not specify the allocation, then the Partial Surrender will be allocated among Investment Options in the same proportion that the Account Value attributable to each Investment Option bears to the total Account Value less the Loan Account immediately prior to the Partial Surrender.
Policy Loan. You may request a Policy loan of up to this Policy's Account Value, decreased by the sum of (a) and (b) where is the amount of any outstanding Policy Debt on the date the Policy loan is made; and
  is the sum of the projected monthly deductions, described in Section 8, to the next
Anniversary.
Account Value equal to the Policy loan will be transferred from the Investment Options to the Loan Account on the date the Policy loan is made. You may allocate the Policy loan among the Investment Options; however, We reserve the right to restrict loans from the Fixed Account. If You do not specify the allocation, then the Policy loan shall be allocated among the Investment Options in the same proportion that the Account Value attributable to each Investment Option bears to the total Account Value less the Loan Account immediately prior to the Policy Loan.
Interest on the Policy loan will accrue daily at the Policy Loan Interest Rate specified in Section 1. This interest shall be due and payable to Us in arrears on each Anniversary. Any unpaid interest will be added to the principal amount as an additional Policy loan and will bear interest at the same rate and in the same manner as the prior Policy loan.
All amounts paid by You that We receive will be credited to Your Policy as Premium unless We have received notice, in form satisfactory to Us, that the amounts paid are for loan repayment. Loan repayments will first reduce the outstanding balance of the Policy loan and then accrued but unpaid interest on such loans. We will accept repayment of any Policy loan at any time while this Policy is in force. The amount of the loan repayment up to the outstanding balance of the Policy loan will be transferred from the Loan Account to the Investment Options. You may allocate the loan repayment among the Investment Options. If You do not specify the allocation, then the loan repayment shall be allocated among the Investment Options in the same proportion that the Account Value of each Investment Option bears to the total Account Value less the Loan Account immediately prior to the loan repayment. We may require that loan repayments, up to the amount of the loan allocated to the Fixed Account, first be allocated back to the Fixed Account.
Deferral of Payment. We will usually pay any amount due from the Variable Account within seven days after the Valuation Date following Our receipt of notice, in a form acceptable to Us, giving rise to such payment or, in the case of death of the Insured, of Due Proof of such death. Payment of any amount payable from the Variable Account on death, Surrender, Partial Surrender or Policy loan may be postponed whenever:
•the New York Stock Exchange ("NYSE") is closed other than customary weekend and holiday closing, or trading on the NYSE is otherwise restricted,
•the Securities and Exchange Commission or other regulatory agency with jurisdiction, by order, permits postponement for the protection of Policy Owners, or
•an emergency exists as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable, or it is not reasonably practicable to determine the value of the assets of the Variable Account.
We reserve the right to defer payment of any portion of the Cash Surrender Value, Policy loan or Partial Surrender payable from the Fixed Account for a period not exceeding six months from the date We receive Your request.
We will not postpone or defer any payment that is to be used to pay premiums. If payment of any portion of the Cash Surrender Value or Policy loan is deferred for more than ten business days, We will add to that payment interest at the rate required by applicable law.
Termination. This Policy terminates on the earlier of the date We receive Your request to Surrender, the expiration date of the Grace Period due to insufficient value or the date of death of the Insured.
Reinstatement. Prior to the death of the Insured, this Policy may be reinstated provided this Policy has not been surrendered for the Cash Surrender Value, and provided that:
  You make Your reinstatement request within three years from the Policy termination date;
  You submit satisfactory evidence of the Insured's insurability to Us;
  You pay an amount sufficient to put the Policy in force.
An amount sufficient to put the Policy in force is not less than:
  the Monthly Deductions which were overdue at the end of the grace period; plus any excess of the Policy Debt over the Account Value at the end of the grace period; plus three times the Monthly Cost of Insurance deductions applicable at the date of reinstatement; plus
4. three times the Monthly Expense Charge.
The Specified Face Amount and the APB Face Amount of the reinstated policy cannot exceed the Specified Face Amount and the APB Face Amount at the time of termination. The Account Value on the Policy reinstatement date will reflect:
  the Account Value at the time of termination; plus
  the Net Premium attributable to Premiums paid to reinstate the Policy; less the monthly deductions which were overdue at the end of the grace period; less any excess of the Policy Debt over the Account Value at the end of the grace period; less the Monthly Expense Charge; less
  the monthly mortality and expense risk charge; less
  the Monthly Cost of Insurance deduction applicable on the date of reinstatement.
The effective date of reinstatement will be the Monthly Anniversary Date that falls on or next allows the date We approve Your request.
Any Policy Debt at the time of termination must be repaid or carried over to the reinstated Policy.

RIDERS AND ENDORSEMENTS

SUN LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK

Flexible Premium Variable Universal Life Insurance Policy
Nonparticipating